Results of 2022 Federal Home Loan Bank of Pittsburgh Director Election

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2022 Board of Directors Election. There was one Member Directorship up for election in each of Delaware, Pennsylvania and West Virginia. In the district-wide Independent Director election, Delaware, Pennsylvania, and West Virginia members voted to reelect one incumbent Independent Director.

DELAWARE MEMBER DIRECTOR ELECTION

Delaware members voted to fill one expiring Delaware Member Directorship. The following individual was elected as a Delaware Member Director:

Blanche L. Jackson, CEO

Stepping Stones Community Federal Credit Union

603 N. Church St.

Wilmington, DE 19801

FHFA ID: 55590

Ms. Jackson shall serve a four-year term beginning on Jan. 1, 2023 and ending on Dec. 31, 2026. Of the 20 Delaware members eligible to vote in this election, 10 cast a ballot.

The total number of votes eligible to be cast for any one Delaware Member Director nominee in this election was 625,140. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Blanche L. Jackson	335,812
David Gillan	183,007

PENNSYLVANIA MEMBER DIRECTOR ELECTION

The Bank received just one (1) nominee for the one (1) open Pennsylvania Member Director seat. Pursuant to Federal Housing Finance Agency Regulation at 12 C.F.R. 1261.8(c), since the number of nominees for Member Directorships in Pennsylvania was equal to the number of Member Directorships to be filled in this year’s election, no Pennsylvania Member Director election was held.

The following individual was deemed reelected as a Pennsylvania Member Director:

Jeane M. Vidoni, President & CEO

Penn Community Bank

219 S. 9th St.

Perkasie, PA 18944

FHFA ID: 5285

Ms. Vidoni shall serve a four-year term beginning on Jan. 1, 2023 and ending on Dec. 31, 2026.

WEST VIRGINIA

West Virginia members voted to fill one expiring West Virginia Member Directorship. The following individual was elected as a West Virginia Member Director:

H. Charles Maddy, III, CEO

Summit Community Bank

300 North Main St.

Moorefield, WV  26836

FHFA ID: 15864

Mr. Maddy shall serve a four-year term beginning on Jan. 1, 2023 and ending on Dec. 31, 2026. Of the 49 West Virginia members eligible to vote in this election, 39 cast a ballot.

The total number of votes eligible to be cast for any one West Virginia Member Director nominee in this election was 201,281. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
H. Charles Maddy, III	68,430
Nathaniel Bonnell	65,700
Timothy Aiken	37,149
Mark Mangano	16,306

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election for one Incumbent Independent Director to fill one expiring Independent Directorship. The following individual was reelected:

Glenn R. Brooks, President

Leon N. Weiner & Associates, Inc.

4 Denny Road

Wilmington, DE 19809

Mr. Brooks will serve a four-year term beginning on January 1, 2023 and ending on December 31, 2026. Of the 281 members district-wide eligible to vote in this election, 134 cast a ballot in the Independent Director election.

The total number of votes eligible to be cast for the Independent Director nominee in this election was 4,151,595. The following were the votes cast:

Nominee	Votes Cast
Glenn Brooks	2,085,175

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote do so by casting all of their shares of FHLBank stock that they were required to hold as of December 31, 2021 for each open Directorship to be filled up to the applicable state average. Each Delaware member was eligible to vote their shares one time for one open Member Directorship. Each West Virginia member was eligible to vote their shares one time for one open Member Directorship. Delaware, Pennsylvania, and West Virginia members were eligible to vote their shares once for the Independent Director candidate.

Nov. 17, 2022 | 22-109c